Exhibit D

                                FILING AGREEMENT

         FILING AGREEMENT (this "Agreement"), dated as of March 26, 1998, among Thirty-Five East Investments LLC, a Delaware limited liability company ("Thirty-Five East") and Turtle Creek Revocable Trust ("Turtle Creek"), a Texas Revocable trust.

         WHEREAS, in accordance with Rule 13d-1(f) issued pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), only one Schedule 13D needs to be filed whenever two or more persons are required to file such schedule and any amendments thereto pursuant to Rule 13d-2 of the Exchange Act with respect to the same securities, provided such persons meet certain conditions set forth in such Rules, including an agreement in writing that such filing and any amendments thereto is filed on their behalf; and

         WHEREAS, the parties intend to file a Schedule 13D (the "Aames Schedule 13D") relating to the parties' beneficial ownership of common stock, par value $.001, of Aames Financial Corporation (the "Common Stock").

         NOW, THEREFORE, the parties hereto agree that the Aames Schedule 13D and any amendments thereto shall be filed on behalf of each of the parties hereto.

         IN WITNESS THEREOF, the undersigned have executed this Agreement as of the date first above written.

THIRTY-FIVE EAST INVESTMENTS LLC


By: /s/ Glenn P. Dickes
   ------------------------------
   Glenn P. Dickes
   Vice President


TURTLE CREEK REVOCABLE TRUST


By: /s/ Gerald J. Ford
   ------------------------------
   Gerald J. Ford
   Trustee